                                                                     Exhibit 3.1


                              AMENDED AND RESTATED
                                   CHARTER OF
                              COMMUNITY FIRST, INC.

      Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following amended and restated charter (the "Charter"):

      1. The name of the Corporation is COMMUNITY FIRST, INC. (the
"Corporation").

      2. The address of the registered office of the Corporation is 501 South James M. Campbell Boulevard, Columbia, Maury County, Tennessee 38402, and the registered agent at that address is Marc R. Lively.

      3. The address of the Corporation's principal office is 501 South James M. Campbell Boulevard, Columbia, County of Maury, Tennessee 38402. The name and address of the initial incorporator is Kathryn Reed Edge, 150 Fourth Avenue North, Suite 1200, Nashville, Tennessee, 37219.

      4. The duration of the Corporation is perpetual unless otherwise legally terminated.

      5. The Corporation is a for-profit corporation, the purpose or purposes for which shall be to engage in any and all business permitted by law and regulation, including, without limitation, serving as a bank holding company.

      6. The total number of shares of classes of capital stock which the Corporation has authority to issue is five million (5,000,000), all of which shares shall be shares of common stock, no par value per share. Each share of common stock shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation. Upon dissolution of the Corporation, the holders of the common stock shall be entitled to receive the net assets of the Corporation.

      7. Holders of the common stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation which may be issued.

      8. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors consisting of not less than three nor more than twenty-five directors, the exact number of directors to be determined in the manner provided in the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 2005 annual meeting of shareholders, Class I , II, and III directors shall be elected with the Class I directors serving a term of one year, the Class II directors serving a term of two years and the Class III directors serving a term of three years. At each succeeding annual meeting of shareholders beginning with the annual meeting in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for three year terms. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

      9. Cumulative voting shall not be permitted for the election of directors of the Corporation or for any other purpose.

      10. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof, and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time, or such successor statute. Any repeal or modification of this Article 10 by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

            The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

            The indemnification and advancement of expenses provisions of this
Article 10 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation's Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

      11. The shareholders of the Corporation may remove one (1) or more directors with or without cause. Any or all of the Directors may be removed for cause by a vote of a majority of the entire Board of Directors. A Director may be removed by the shareholders or directors only at a meeting called for that purpose, and the notice of the meeting must state the purpose, or one of the purposes, of the meeting is removal of one (1) or more directors.

      12. The Corporation shall have the power to make Bylaws for the regulation and government of the Corporation, its directors, agents, employees, and officers, and for all other purposes not inconsistent with the Constitution and laws of the State of Tennessee.

      13. No amendment, addition, alteration, change or repeal of this Charter shall be made by the Board of Directors or shareholders of the Corporation, except in the manner consistent with the laws of the State of Tennessee.

      14. The foregoing Amended and Restated Charter of COMMUNITY FIRST, INC. was duly adopted and approved by the Board of Directors on March 15, 2005 and by the shareholders of COMMUNITY FIRST, INC on April 26, 2005.

               [remainder of page intentionally left blank.]

      The undersigned hereby certifies that the foregoing Amended and Restated Charter of COMMUNITY FIRST, INC. was duly adopted and approved by the Board of Directors and the shareholders of COMMUNITY FIRST, INC.

Dated:  April 27, 2005

                                 COMMUNITY FIRST, INC.


                                 By: /s/ Marc R. Lively
                                    ---------------------------------------
                                 Name:  Marc R. Lively
                                 Title: President and Chief Executive Officer


                                       3